UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2006

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1933 Milmont Drive

Milpitas, CA 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 240-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Rackable Systems to Acquire Terrascale Technologies

On August 29, 2006, Rackable Systems, Inc. (“Rackable”), a Delaware corporation, announced that it had signed a Share Purchase Agreement (the “Agreement”) to acquire privately-held Terrascale Technologies Inc., a Canadian corporation (“Terrascale”). The Agreement, dated August 29, 2006, was made and entered into by and among: Rackable, Rackable Systems Canada Acquisition ULC, an Alberta unlimited liability company indirectly wholly-owned by Rackable (“Rackable Canada”), Terrascale and all of the shareholders and other stakeholders of Terrascale, each of which is identified on Schedule A to the Share Purchase Agreement filed as Exhibit 2.1 hereto. The Agreement has been approved by the respective boards of directors of Rackable, Rackable Canada and Terrascale.

Acquisition Structure

Under the terms of the Agreement, Rackable Canada will acquire all of the outstanding capital stock of Terrascale and, upon consummation of the transactions contemplated by the Agreement, Terrascale will become a wholly-owned subsidiary of Rackable Canada.

The purchase price to be paid in the acquisition is approximately $38.0 million in cash, approximately $8.0 of which will be paid to Terrascale employees quarterly over the next two years provided that they remain employees of Rackable or Terrascale, and approximately $3.7 million of which will be held back for a period of 18 months following the closing to satisfy indemnification claims that may be made by Rackable. Rackable will also issue to Terrascale employees that will continue to be employed by Terrascale or Rackable following the closing stock options to purchase Rackable’s common stock in exchange for the stock options to purchase Terrascale common stock held by these employees at the closing.

For a period of six months following the closing, Rackable also has the option to retain the rights to a technology known as Distributed Parity Engine by paying an additional $9 million of cash consideration to the stockholders of Terrascale, and Rackable will be conducting further due diligence to research the applicability of this technology. If Rackable determines not to exercise this option, then the technology known as Distributed Parity Engine will be transferred to an entity that would be formed by the then-former Terrascale stakeholders.

The acquisition is expected to close during the first half of September, 2006, but unanticipated factors and events, including if the closing conditions specified in the Agreement are not satisfied or waived, may delay the closing of the acquisition or cause the acquisition not to close. The press release announcing the acquisition, dated August 29, 2006, is filed as Exhibit 99.1 hereto.

The Agreement is filed as Exhibit 2.1 hereto, and the above description of the material terms of the Agreement is qualified in its entirety to the Agreement as so filed.

Increase in Number of Authorized Shares under Rackable’s 2006 New Recruit Plan

On August 29, 2006, Rackable’s Board of Directors increased the number of shares available for issuance under its 2006 New Recruit Equity Incentive Plan (the “New Recruit Plan”). Pursuant to this amendment, an additional 500,000 shares of Rackable common stock is reserved for issuance to newly hired employees of Rackable. This amendment to the New Recruit Plan was adopted without stockholder approval in reliance on the “inducement grant exception” provided by Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

The New Recruit Plan, as so amended, is attached hereto as Exhibit 10.1 and the description of the New Recruit Plan is qualified in its entirety by reference to such exhibit.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 29, 2006, Rackable’s Board of Directors increased the authorized number of directors from five to six directors and filled the vacancy created by this increase by appointing Charles Boesenberg to serve as a director, effective immediately.

In connection with Mr. Boesenberg’s appointment to the Board, Mr. Boesenberg will be granted initial options to purchase an aggregate of 30,000 shares of Rackable Common Stock, with an exercise price equal to the fair market value of the underlying stock on the date of grant. The initial options will vest monthly over four years, with 11,333 shares issued under and subject to the terms and conditions set forth in the Rackable’s 2005 Non-Employee Directors’ Stock Option Plan and 18,667 shares issued under and subject to the terms and conditions set forth in the Rackable’s 2005 Equity Incentive Plan. Mr. Boesenberg will also be entitled to receive cash compensation as a non-employee director in accordance with the arrangements in effect for non-employee directors of Rackable (currently an annual retainer of $35,000). In addition, Mr. Boesenberg will be reimbursed for travel, lodging and other reasonable expenses incurred in attending Rackable Board or committee meetings.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Share Purchase Agreement dated as of August 29, 2006, by and among Rackable Systems, Inc., Rackable Systems Canada Acquisition ULC, Terrascale Technologies Inc. and the other parties identified on Schedule A thereto.

10.1	Rackable Systems, Inc. Amended and Restated 2006 New Recruit Equity Incentive Plan.

99.1	Press Release dated August 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RACKABLE SYSTEMS, INC.

Dated: August 30, 2006	By:	/s/ William P. Garvey
William P. Garvey
General Counsel and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Purchase Agreement dated as of August 29, 2006, by and among Rackable Systems, Inc., Rackable Systems Canada Acquisition ULC, Terrascale Technologies Inc. and the other parties identified on Schedule A thereto.

10.1	Rackable Systems, Inc. Amended and Restated 2006 New Recruit Equity Incentive Plan.

99.1	Press Release dated August 29, 2006.